Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Argos Therapeutics, Inc. of our report dated July 25, 2013, except for the effects of the revisions described in the last four paragraphs of Note 2 and for Note 19 as to which the date is November 12, 2013, relating to the financial statements of Argos Therapeutics, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

December 30, 2013